Exhibit (a)(xxvi)

HENDERSON GLOBAL FUNDS
Written Instrument Establishing and Designating Series and Classes of Beneficial Interests
The undersigned, constituting a majority of the Trustees of the Henderson Global Funds (the "Trust"), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the "Declaration of Trust"), pursuant to Section 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate a new series of Interests of the Trust to be known as the Henderson International Small Cap Fund (the "New Series"), and further do hereby establish four classes of shares of beneficial interest of the New Series (the “Shares”) designated Class A, Class C, Class I and Class R6 (each a “Class”).
As provided in or not inconsistent with the Declaration of Trust and except as provided below, the Shares of the respective Classes of the New Series shall be redeemable at a redemption price equal to the net asset value per Share of the respective Class of the New Series determined in accordance with the Declaration of Trust.  Shares of the respective Classes of the New Series are subject to redemption at any time and at a price described in the Declaration of Trust, if the Trustees determine in their sole discretion and by a majority vote that it is in the best interest of the Trust, the New Series or the respective Class to so redeem or upon such other conditions as may from time to time be determined by the Trustees and set forth in the registration statement related to the Classes of the New Series as it may be amended from time to time (the “Registration Statement”), with respect to maintenance of shareholder accounts of a minimum amount.  Shares of the respective Classes of the New Series shall have the voting, dividend and distribution, purchase, redemption, conversion, exchange and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust and the By-Laws of the Trust, each as amended from time to time, or as designated by the Trustees of the Trust, from time to time, pursuant to the authority provided by the Declaration of Trust.
Upon the effectiveness of the Registration Statement, the Officers of the Trust are authorized and directed to issue and sell and to reissue and resell Shares of each Class of the New Series that has been established and designated, in accordance with the provisions of the Registration Statement.  The Shares, when issued and paid for in accordance with the terms of the then current Registration Statement, shall be validly issued, fully paid and nonassessable.
(Signature Page Follows)

(Signature Page – Henderson Global Funds - Written Instrument Establishing and Designating Series and Classes of Interests)
IN WITNESS WHEREOF, the undersigned have this 15th day of June, 2016 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ James W. Atkinson
 James W. Atkinson, Chairman and Trustee

/s/ Barbara L. Lamb
 Barbara L. Lamb, Trustee

/s/ James G. O’Brien
 James G. O’Brien, Trustee

/s/ J. Marshall Peck
 J. Marshall Peck, Trustee

/s/ Charles Thompson II
 Charles Thompson II, Trustee

/s/ Diane L. Wallace
 Diane L. Wallace, Trustee